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                                                                     Exhibit (9)

                      STOCKHOLDER AND PURCHASE AGREEMENT
                      ----------------------------------


          STOCKHOLDER AND PURCHASE AGREEMENT (this "Agreement"), dated as of May 10, 1999, among ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), ShopKo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the undersigned stockholder (the "Stockholder") of Pamida Holdings Corporation, a Delaware corporation (the "Company").


          WHEREAS, Parent, Purchaser and the Company, propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Purchaser for any and all shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Purchaser (the "Merger");

          WHEREAS, the Stockholder legally and/or beneficially owns that number of Shares and that number of shares of Nonvoting Common Stock, par value $0.01 per share, of the Company (the "Nonvoting Shares") appearing on the signature page hereof (such Shares and Nonvoting Shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "Adjustment Event") being referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1.  Purchase of Shares.

          (a) Grant of Option. The Stockholder hereby grants Purchaser an irrevocable option (the "Option") to purchase all of the Subject Shares for a purchase price of $11.50 per share (the "Per Share Purchase Price"). The obligation to pay upon exercise of the Option shall be the joint and several obligation of Parent and Purchaser. In the event of an Adjustment Event, the Per Share Purchase Price shall be adjusted appropriately.

          (b) Exercisability. Subject to paragraph (c) below, the Option may be exercised by Purchaser, in whole but not in part, at any time:

               (i) after the termination of the Merger Agreement, if (A) the Merger Agreement is terminated under Section 8.01(d) thereof because of the withdrawal,

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          modification or change in the recommendation by the Board (as defined in the Merger Agreement) of the Offer, the Merger and the Merger Agreement, as provided in paragraph f(i) of Annex A to the Merger Agreement, or because the Board has adopted a resolution to effect any of the foregoing, as provided in paragraph f(iii) of Annex A to the Merger Agreement, and (B) prior to the time of such withdrawal, modification or change or the adoption of such resolution, a Takeover Proposal (as defined in the Merger Agreement) shall have been made (other than a Takeover Proposal made prior to the date hereof); or

               (ii) after the termination of the Merger Agreement if the Merger Agreement is terminated under Section 8.01(d) thereof because of the Board's recommendation of a Takeover Proposal, as provided in paragraph f(ii) of Annex A to the Merger Agreement, or because the Board has adopted a resolution to effect such recommendation, as provided in paragraph f(iii) of Annex A to the Merger Agreement; or

               (iii) after the termination of the Merger Agreement under Section 8.01(e) thereof; or

               (iv) after the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement.

     (the termination described in clauses (i), (ii) and (iii) being referred to herein as the "Termination Trigger Events").

          (c) Termination of Option. The Option shall terminate upon the earliest of:

               (i)  the termination of the Merger Agreement pursuant to Section
          8.01 thereof, other than a termination that constitutes a Termination Trigger Event or a termination as a result of the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement; or

               (ii) 60 days following any termination of the Merger Agreement that constitutes a Termination Trigger Event or the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement (or if, at the expiration of such 60-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
          (ii) later than 90 days after the date of termination of the Merger Agreement); or

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               (iii) the amendment of the Merger Agreement in a manner adverse to the Stockholder without the Stockholder's consent, which consent shall not be unreasonably withheld or delayed.

          (d) Exercise Notice. If Purchaser wishes to exercise the Option, Purchaser shall deliver to Company a written notice (an "Exercise Notice"). The closing of the purchase of Subject Shares ("Closing") shall occur at a place, on a date and at a time designated by Parent in the Exercise Notice delivered at least two business days prior to the date of the Closing.

          (e) Sale. If the Option becomes exercisable upon a Termination Trigger Event, then, at the option of Purchaser and in lieu of any exercise of the Option, Purchaser may require the Stockholder to sell the Subject Shares pursuant to any Takeover Proposal then pending and to remit to Purchaser with respect to each Subject Share sold the gross proceeds from such sale less the Per Share Purchase Price. If Purchaser exercises its rights pursuant to this Section 1(e), then upon such remittance the Option shall terminate.

          (f) Mandatory Exercise of Option. Parent and Purchaser, jointly and severally, agree to exercise the Option in whole, but not in part, and to acquire from the Stockholder all of the Subject Shares at the Per Share Purchase Price (as adjusted in the event of an Adjustment Event) immediately after the purchase by Purchaser of Shares pursuant to the Offer, with the Closing with respect to such exercise and acquisition to take place immediately after the closing of the purchase of Shares pursuant to the Offer.

          2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and

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     delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b) The Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares or Nonvoting Shares other than the Subject Shares.

          3.  Representations and Warranties of Parent and Purchaser.

          (a) Authority. Parent and Purchaser hereby represent and warrant to the Stockholder that each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms.

          (b) Securities Act. The Subject Shares will be acquired in compliance with, and Purchaser will not offer to sell or otherwise dispose of any Subject Shares so acquired by it in violation of any of, the registration requirements of the Securities Act of 1933, as amended.

          4.  Covenants of the Stockholder.   The Stockholder agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares that are Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares that are Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction

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     would in any manner impede, frustrate, prevent or nullify the Merger, the
     Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Purchaser or Purchaser's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

          (d) The Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal , or (iii) enter into any agreement with respect to or approve or recommend any Takeover Proposal.

          (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all of the Subject Shares that are Shares.

          (f) In the event of a Takeover Proposal, the Stockholder shall, as soon as practicable after receipt of a written request from Parent or Purchaser (in the sole discretion of Parent or Purchaser) and to the fullest extent permissible under the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate of Incorporation"), convert any Nonvoting Shares into Shares pursuant to the terms of Part 4 of the Restated Certificate of Incorporation, and any Nonvoting Shares so converted into Shares shall be treated for all purposes as Shares subject to the terms and restrictions of this Agreement. Notwithstanding the previous sentence, the Stockholder agrees not to convert any of the Nonvoting Shares into Shares without the prior written consent of Parent.

          5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to Parent or, with the consent of the Stockholder, which consent shall not be unreasonably withheld or delayed, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

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          6.  Termination.  This Agreement shall terminate upon the earlier of:
(i) the Effective Time; or (ii) the termination of the Option.

          7.  General Provisions.

          (a) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (c) Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be given upon receipt at the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Parent, to:

               ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp

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               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (b)  if to Purchaser, to:

               ShopKo Merger Corp.
               c/o ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp

               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (c)  if to Stockholder, to:

               399 Venture Partners, Inc.
               399 Park Avenue, 14th Floor
               New York, NY 10043
               Attention: M. Saleem Muqaddam

               with a copy (which shall
               not constitute notice) to:

               Kirkland & Ellis
               Citicorp Center
               153 East 53rd Street
               New York, NY 10022
               Attention: Kirk A. Radke

          (d) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person

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     other than Parent, Purchaser or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          (e) Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (f) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

          (i) Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

          (j)  Severability.   Each party agrees that, should any court or other
     competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

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          IN WITNESS WHEREOF, each of Parent, Purchaser and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.

                         SHOPKO STORES, INC.

                         By:  /S/ WILLIAM J. PODANY
                             ---------------------------------------------
                              Name:  William J. Podany
                              Title: President and Chief Executive Officer


                         SHOPKO MERGER CORP.

                         By:  /S/ WILLIAM J. PODANY
                             ---------------------------------------------
                              Name:  William J. Podany
                              Title: President and Chief Executive Officer


                         STOCKHOLDER

                         By:  /S/ M. SALEEM MUQADDEM
                             ---------------------------------------------
                              Name: M. Saleem Muqaddem, 399 Venture Partners,
                                    Inc.
                              Title:

                         Number of Shares owned by the Stockholder on the date hereof:

                           907,387
                          ---------

                         Number of Nonvoting Shares owned by the Stockholder on the date hereof:

                           3,050,473
                          -----------

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